Exhibit 10.1

FIRST AMENDMENT TO LEASE
(Relocation and Expansion)
This FIRST AMENDMENT TO LEASE ("First Amendment") is made and entered into as of May 2, 2018 (the "Effective Date"), by and between HCP OYSTER POINT III LLC, a Delaware limited liability company ("Landlord"), and DENALI THERAPEUTICS INC., a Delaware corporation ("Tenant").
R E C I T A L S :
A.    Landlord and Tenant are parties to that certain Lease dated September 24, 2015 (the "Lease") whereby Tenant currently leases premises (the "Original Premises") containing approximately 38,109 rentable square feet of space ("RSF") on the 2nd floor of the building located at 151 Oyster Point Boulevard, South San Francisco, California (the "151 Building"), which Building is located in that certain office project currently known as "The Cove at Oyster Point" (the "Project").
B.    Landlord and Tenant desire to substitute the Original Premises with approximately 148,020 RSF (the "Substitute Premises") consisting of all of the rentable area in the 4-story building located at 161 Oyster Point Boulevard in the Project (the "161 Building"), as set forth on Exhibit A attached hereto, and to make other modifications to the Lease on the terms and conditions set forth in this First Amendment.
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.
2.    Modification of Premises.
2.1.    Substitute Premises Commencement Date. Effective as of the date (the “Substitute Premises Commencement Date”) which is the later to occur of (i) the date upon which the Substitute Premises are "Ready for Occupancy" as defined in Section 3(a) of the Tenant Work Letter attached hereto as Exhibit B, and (ii) February 1, 2019, (a) subject to the terms of Section 3, below, the Lease shall terminate and be of no further force or effect with respect to the Original Premises, and (b) Tenant shall lease from Landlord and Landlord shall lease to Tenant the Substitute Premises on the terms and conditions set forth in the Lease, as amended by this First Amendment. Consequently, effective upon the Substitute Premises Commencement Date, the Substitute Premises shall be substituted under the Lease for the Original Premises and all references in the Lease, as hereby amended, to the “Premises” shall mean and refer to the Substitute Premises, all references

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to the Lease Commencement Date, as to the Substitute Premises, shall mean the Substitute Premises Commencement Date, and all references to the "Building" shall mean and refer to the 161 Building (which is designated as "B6" on the Project Site Plan attached to the Lease as Exhibit A), except the references to "Building" in the last sentence of Section 1.1.1, which shall mean the Building located at 151 Oyster Point. In addition, Tenant’s termination rights under Sections 11 and 13 of the Lease shall apply with respect to the Substitute Premises commencing on the Effective Date. Following the construction of the Substitute Premises, Landlord shall have the measurement rights as set forth in Section 1.2 of the Lease.
2.2.    Early Occupancy. To the extent a portion of the Substitute Premises is Ready for Occupancy prior to the Substitute Premises Commencement Date, provided such occupancy will not delay Landlord’s completion of the Tenant Improvements and Landlord’s Work in the remainder of the Substitute Premises, Tenant shall have the right, by delivering written notice to Landlord, to occupy for the conduct of its business any such portion. Such occupancy shall not accelerate the Substitute Premises Commencement Date or the Surrender Date and shall be on and of the terms of this First Amendment, except that Tenant shall only pay Base Rent on the square footage occupied by Tenant at the Monthly Base Rent Rate per RSF set forth in Section 6 with respect to months 1-12 of the Substitute Premises Term and Tenant’s Share shall be based on the square footage actually occupied by Tenant during such period.
3.    Surrender of Original Premises.
3.1.    Vacation and Surrender. Subject to the terms and conditions set forth in Section 3.2, Tenant may continue to occupy the Original Premises and undertake the Decommissioning Process on all of the terms of the Lease (except the obligation to pay Base Rent, Direct Expenses or Additional TI Allowance Payments with respect thereto) and hereby agrees to vacate the Original Premises and surrender and deliver exclusive possession of the Original Premises to Landlord, within sixty (60) days after the Substitute Premises Commencement Date (the "Surrender Date") in accordance with the provisions of the Lease and thereafter, Tenant shall have no further obligations with respect to the Original Premises (including, without limitation, any further obligation to make the Additional TI Allowance Payment, which obligation shall end on the Substitute Premises Commencement Date) except with respect to the period of Tenant’s tenancy prior to the Surrender Date. If Tenant fails to vacate the Original Premises and surrender and deliver exclusive possession of the Original Premises to Landlord on or before the Surrender Date in accordance with the provisions of the Lease, then (subject to the terms of Section 3.2, below and Section 15.4 of the Lease) Tenant shall be deemed to be in holdover of the Original Premises and shall be subject to the terms of Article 16 of the Lease. Subject to Section 3.2, Tenant shall not be required to restore any improvements or alterations that are in the Original Premises as of the date hereof, and may surrender the Original Premises in satisfaction of its surrender obligations under the Lease vacant, broom clean and otherwise in substantially the same condition as of the date hereof. Notwithstanding the foregoing, if the Substitute Premises Commencement Date occurs prior to Landlord’s delivery of the Substitute Premises in the required condition due to Tenant Delay, at Tenant’s request, the commencement of the above sixty (60) day period and the Surrender Date shall be delayed by up to one (1) day for each such day of delay (not to exceed sixty (60) days), and Tenant may continue to occupy the Original Premises during such interim period on all of the

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terms of the Lease (including the obligation to pay Base Rent, Direct Expenses and Additional TI Allowance Payments with respect thereto).
3.2.    Decommissioning. Notwithstanding the foregoing, Landlord acknowledges that following the Substitute Premises Commencement Date, Tenant will be required to close or transfer certain permits and licenses and decommission the Original Premises and to receive written closure from the applicable governmental agencies as required by applicable laws (the "Decommissioning Process"). During the Decommissioning Process, Tenant shall have the right to access the Original Premises as reasonably required to complete such Decommissioning Process and in accordance with Section 3.1. During the Decommissioning Process, Tenant shall be required to pay for all utilities actually used by Tenant in the Original Premises. If the Decommissioning Process has not been completed by the Surrender Date (the "Outside Decommissioning Date"), then, subject to the terms of Section 5.3.4.4 of the Lease, during the period from the Outside Decommissioning Date to the date Tenant completes the Decommissioning Process, Tenant shall not be considered to be in holdover but shall be required to pay Base Rent and Tenant's Share of Direct Expenses for the Original Premises at the rate applicable immediately prior to the Substitute Premises Commencement Date (prorated as applicable).
3.3.    Representations of Tenant. As of the Effective Date, Tenant represents and warrants to Landlord that (a) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease or in the Original Premises; (b) no other person, firm or entity has any right, title or interest in the Lease or in the Original Premises through Tenant; (c) Tenant has the full right, legal power and actual authority to enter into this First Amendment and to terminate Tenant’s lease with respect to the Original Premises without the consent of any person, firm or entity; and (d) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions of the Lease as amended by this First Amendment. Tenant further represents and warrants to Landlord that as of the Effective Date there are no, and as of the Substitute Premises Commencement Date there shall not be any, mechanic’s liens or other liens encumbering all or any portion of the Original Premises, by virtue of any act on the part of Tenant, its predecessors, contractors, agents, employees, successors or assigns that was not otherwise approved by Landlord. Notwithstanding the termination of the Lease with respect to the Original Premises in accordance with Section 2 of this First Amendment, the representations and warranties set forth in this Section 3.3 shall survive the Substitute Premises Commencement Date and Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.
4.    Condition of Substitute Premises. Landlord shall construct the 161 Building and Substitute Premises in accordance with the terms of the Tenant Work Letter attached hereto as Exhibit B. Except as provided in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Substitute Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding suitability of the 161 Building, Substitute Premises or Project for the conduct of Tenant's business. Notwithstanding the foregoing, the terms of the last two (2) sentences of Section 1.1.1 of the Lease shall apply with respect to the Substitute Premises.

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4.1.    Late Delivery. The last two (2) sentences of Section 2.1 of the Lease are hereby deleted and shall be of no applicability to the Substitute Premises. If Landlord has not delivered possession of the Substitute Premises in the condition required by Section 4, above, on or before July 1, 2018, then, as Tenant’s sole remedy for such delay, the date Tenant is otherwise obligated to commence payment of rent with respect to the Substitute Premises shall be delayed by one day for each day that the delivery date is delayed beyond such date. The foregoing date shall be extended to the extent of any delays in delivery of possession caused by Tenant Delay, as provided in Section 1(j) of the Tenant Work Letter, war, terrorism, acts of God, natural disaster, civil unrest, governmental strike or area-wide of industry-wide labor disputes, inability to obtain services, labor, or materials or reasonable substitutes therefor, or delays due to utility companies that are not the result of any action or inaction of Landlord (provided that such delay shall not extend any such date by more than ninety (90) days).
4.2.    CASp Disclosure. As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows:  "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, 161 Building and Substitute Premises have not undergone inspection by a Certified Access Specialist (CASp). In furtherance of the foregoing, Landlord and Tenant hereby agree that any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord. Any repairs within the Premises required to correct violations of construction-related accessibility standards shall be made by the appropriate party as required by the terms of the Lease.
5.    Substitute Premises Term. Landlord and Tenant acknowledge that the Lease Expiration Date is July 31, 2024, pursuant to the terms of the Lease. Notwithstanding anything to the contrary set forth in the Lease, the Lease Term is hereby extended and the Lease Expiration Date shall be updated to be the day prior to the tenth (10th) anniversary of the Substitute Premises Commencement Date. The period of time beginning on the Substitute Premises Commencement Date and ending on the Lease Expiration Date shall be referred to herein as the “Substitute Premises Term.”

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6.    Base Rent. Prior to the Substitute Premises Commencement Date, Tenant shall continue to pay Base Rent with respect to the Original Premises in accordance with the terms of the Lease. Commencing as of the Substitute Premises Commencement Date, and continuing throughout the Substitute Premises Term, the Base Rent schedule set forth in Section 4 of the Summary of Basic Lease Information shall be deleted and Tenant shall pay to Landlord monthly installments of Base Rent for the Substitute Premises as follows:

Year of Substitute Premises Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rent Rate per RSF
1 (Months 1 – 6)*	N/A	$381,151.50	$5.15
1 (Months 7 – 12)**	N/A	$665,354.25	$5.15
2	$9,467,359.20	$788,946.60	$5.33
3	$9,798,805.58	$816,567.13	$5.5166
4	$10,141,619.90	$845,134.99	$5.7096
5	$10,496,690.28	$874,724.19	$5.9095
6	$10,864,016.71	$905,334.73	$6.1163
7	$11,244,309.70	$937,025.81	$6.3304
8	$11,637,746.86	$969,812.24	$6.5519
9	$12,045,038.69	$1,003,753.22	$6.7812
10	$12,466,718.06	$1,038,893.17	$7.0186

*Note: Tenant's obligation to pay Base Rent for the first six (6) months of the Substitute Premises Term shall be determined as if the Premises contained only 74,010 RSF. Such calculation shall not affect Tenant's right to use the entire Substitute Premises, and Tenant shall be responsible for 100% of all of Tenant's other obligations under the Lease).
**Note: Tenant's obligation to pay Base Rent for months seven (7) through twelve (12) of the Substitute Premises Term shall be determined as if the Premises contained only 129,195 RSF. Such calculation shall not affect Tenant's right to use the entire Substitute Premises, and Tenant shall be responsible for 100% of all of Tenant's other obligations under the Lease.

7.    Tenant's Share of Direct Expenses. Prior to the Substitute Premises Commencement Date, Tenant shall continue to pay Tenant's Share of Direct Expenses in connection with the Original Premises in accordance with the terms of the Lease. Effective as of the Substitute Premises Commencement Date, and continuing throughout the Substitute Premises Term, Tenant shall instead pay Tenant's Share of Direct Expenses in connection with the Substitute Premises in

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accordance with the terms of the Lease, provided that with respect to the Substitute Premises, Tenant's Share shall be equal to 100%.
8.    Letter of Credit. Effective as of the First Amendment Effective Date, the "L-C Amount" as defined in Section 21.1 of the Lease (which was previously $450,913.20), shall be increased to equal $1,500,000.00. Within ten (10) business days after the full execution of this First Amendment, Tenant shall provide Landlord with either (i) a new L-C in such amended L-C Amount, which new L-C complies with the requirements of Article 21 of the Lease and Landlord shall concurrently return the existing L-C, or (ii) provide an amendment to the L-C currently held by Landlord to increase the amount thereof to such amended L-C Amount. For the avoidance of doubt, subject to Section 21 hereof, the provisions of Article 21 of the Lease shall apply, as modified herein, after the First Amendment Effective Date.
9.    Option Term. Tenant shall continue to have the right to extend the Lease Term beyond the expiration of the Substitute Premises Term in accordance with the terms of Section 2.2 of the Lease, provided that the "Option Term" shall be for a term of ten (10) years (and not five (5) years). All references in Section 2.2 of the Lease to "five (5) years" shall be amended to be "ten (10) years", and all references to the Lease Term or expiration of the Lease Term shall be deemed to refer to the Substitute Premises Term.
10.    Right of First Offer. Tenant shall no longer have a right of first offer to lease space in the Project, and the terms of Section 1.3 of the Lease are hereby deleted and of no further force or effect.
11.    New Building Warranty. During the first twelve (12) months of the initial Substitute Premises Term, Landlord shall perform any repairs or replacement (outside of regular industry standard maintenance) required to the 161 Building or any Building Systems (including the roof membrane and Building HVAC system) at Landlord's sole cost and expense, and not as a part of Operating Expenses, except to the extent such costs result from the negligence or willful misconduct of Tenant or Tenant's agents or contractors, all of which costs shall be borne by Tenant. Costs of routine service and maintenance of the Building Systems shall be included in Operating Expenses. Notwithstanding anything to the contrary herein or in the Lease, Landlord shall use commercially reasonable efforts to utilize any warranties to repair the Building and Building Systems before seeking to pass through any repair costs to Tenant that could be considered capital expenditures.
12.    Tenant Right to Perform Maintenance. Tenant shall have the right, by delivering not less than ninety (90) days prior written notice to Landlord, to assume the responsibility for the routine maintenance of any of the Building Systems. If Tenant makes such election, then the Building Systems that Tenant will be maintaining (the "Tenant Maintenance Items") shall be maintained, repaired and replaced by Tenant (i) in a commercially reasonable first-class condition, (ii) in accordance with any applicable manufacturer specifications relating to any particular component of such Building Systems, and (iii) in accordance with applicable Laws, all at Tenant's sole cost and expense. Tenant shall contract with a qualified, experienced professional third party service companies (a "Service Contract") to perform such maintenance. Tenant shall regularly, in accordance with commercially reasonable standards, generate and maintain preventive maintenance records relating to any Tenant Maintenance Items (“Preventative Maintenance Records”). Tenant

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shall deliver copies of all current Service Contracts and Preventative Maintenance Records to Landlord on a quarterly basis during any period in which Tenant is performing such maintenance.
13.    Parking. Commencing on the Substitute Premises Commencement Date, the number of parking spaces available for Tenant's use shall be increased to 377 unreserved parking spaces. All of the parking spaces located within the podium parking area of the 161 Building (not less than ten (10) spaces) shall be reserved parking spaces for Tenant's use.
14.    Generator. The 161 Building will have a "Generator" as provided in Section 6.5 of the Lease, and the terms of such Section 6.5 shall apply with respect to the Substitute Premises.
15.    Chemical Storage Room. The 161 Building will have a "Chemical Storage Room" as provided in Section 6.6 of the Lease, and the terms of such Section 6.6 shall apply with respect to the Substitute Premises.
16.    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than CBRE, Inc., representing Landlord, and Newmark Cornish & Carey representing Tenant (collectively, the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Brokers occurring by, through or under the indemnifying party. The terms of this Section shall survive the expiration or earlier termination of this First Amendment.
17.    Conflict; No Further Modification. In the event of any conflict between the terms and provisions of the Lease and the terms and provisions of this First Amendment, the terms and provisions of this First Amendment shall prevail. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.
18.    No Deed of Trust. Landlord hereby represents and warrants to Tenant that the Project is not currently subject to any ground lease, or to the lien of any mortgage or deed of trust.
19.    Signage. The provisions of Section 23 of the Lease shall apply after the Substitute Premises Commencement Date to the Substitute Premises and the 161 Building, except that Tenant shall also be entitled, subject to the terms of Section 23.1, to signage on the 161 Building, including the entry thereof and multiple building top signs (including on the North and South sides of the 161 Building) in compliance with the Master Project signage program.
20.    Notice Address. After the Substitute Premises Commencement Date, notice to Tenant shall be sent to the Substitute Premises, Attn: Chief Financial Officer.

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21.    Construction Period. The provisions of Sections 10.7 and 10.8 of the Lease shall apply to the Substitute Premises and Landlord's construction of Landlord's Work as described in Exhibit B, with the "Construction Period" to mean the period from the Effective Date to the date Landlord completes construction of Landlord's Work (including any Additional Base Building Items), and Common Areas, regardless of any Tenant Delay and without regard to the effect of any provisions of the Lease, as amended by this First Amendment, pursuant to which the Substitute Premises are deemed Ready for Occupancy in advance of its actual occurrence.
22.    Permitted Use. After the Substitute Premises Commencement Date, the Permitted Use shall also include small scale GMP manufacturing.
23.    Hazardous Materials. Tenant may use in the Substitute Premises the Hazardous Materials listed on the updated Environmental Questionnaire provided to Landlord in connection with this First Amendment.
24.    Tenant's Property. Tenant's Property, as defined in Section 8.5 of the Lease, shall also include any audio-visual equipment, including monitors, installed by Tenant at Tenant's expense.
IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LANDLORD"		HCP OYSTER POINT III LLC, a Delaware limited liability company

	By:	/s/ Scott Bohn
	Name:	Scott Bohn
	Its:	Vice President

"TENANT"		DENALI THERAPEUTICS INC., a Delaware corporation

	By:	/s/ Steve Krognes
	Name:	Steve Krognes
	Its:	Chief Financial Officer

	By:	/s/ Steve Krognes
	Name:	Steve Krognes
	Its:	Chief Financial Officer

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EXHIBIT A
OUTLINE OF SUBSTITUTE PREMISES

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EXHIBIT B
TENANT WORK LETTER
1.    Defined Terms. As used in this Tenant Work Letter, the following capitalized terms have the following meanings:
(a)    Approved TI Plans: Plans and specifications prepared by the applicable Architect for the Tenant Improvements and approved by Landlord and Tenant in accordance with Paragraph 2 of this Tenant Work Letter, subject to further modification from time to time to the extent provided in and in accordance with such Paragraph 2.
(b)    Architect: DGA, or any other architect selected and engaged by Landlord and approved by Tenant in their reasonable discretion, with respect to any Tenant Improvements which Landlord is to cause to be constructed pursuant to this Tenant Work Letter.
(c)    Tenant Change Request: See definition in Paragraph 2(d)(ii) hereof.
(d)    Final TI Working Drawings: See definition in Paragraph 2(a) hereof.
(e)    General Contractor: Landmark Builders or another general contractor reasonably selected by Landlord and in any case approved by Tenant as a result of competitive bidding of the cost of the Tenant Improvements with respect to Landlord's TI Work. Tenant shall have no right to direct or control such General Contractor.
(f)    Landlord's TI Work: Any Tenant Improvements which Landlord is to construct or install pursuant to this Tenant Work Letter or by mutual agreement of Landlord and Tenant from time to time.
(g)    Project Manager. Project Management Advisors, Inc., or any other project manager designated by Landlord in its reasonable discretion from time to time to act in a supervisory, oversight, project management or other similar capacity on behalf of Landlord in connection with the design and/or construction of the Tenant Improvements.
(h)    Punch List Work: Minor corrections of construction or decoration details, and minor mechanical adjustments, that are required in order to cause any applicable portion of the Tenant Improvements as constructed to conform to the Approved TI Plans in all material respects and that do not materially interfere with Tenant's use or occupancy of the Building and the Premises.
(i)    Substantial Completion Certificate: See definition in Paragraph 3(a) hereof.
(j)    Tenant Delay: Any of the following types of delay in the completion of construction of Landlord's TI Work (but in each instance, only to the extent that any of the following has actually and proximately caused substantial completion of Landlord's TI Work to be delayed):

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(1)    Any delay resulting from Tenant's failure to furnish, in a timely manner, information reasonably requested by Landlord or by Landlord's Project Manager in connection with the design or construction of Landlord's TI Work, or from Tenant's failure to approve in a timely manner any matters requiring approval by Tenant;
(2)    Any delay resulting from Tenant Change Requests initiated by Tenant, including any delay resulting from the need to revise any drawings or obtain further governmental approvals as a result of any such Tenant Change Request;
(3)    Any delay caused by Tenant (or Tenant's contractors, agents or employees) materially interfering with the performance of Landlord's TI Work, provided that Landlord shall have given Tenant prompt notice of such material interference and, before the first time a Tenant Delay is deemed to have occurred as a result of such delay, such interference has continued for more than twenty-four (24) hours after Tenant’s receipt of such notice.
(k)    Tenant Improvements: The improvements to or within the Building shown on the Approved TI Plans from time to time and to be constructed by Landlord pursuant to the First Amendment and this Tenant Work Letter. The term "Tenant Improvements" does not include the improvements existing in the Building and Premises at the date of execution of the First Amendment.
(l)    Unavoidable Delays: Delays due to acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargoes, inability (despite the exercise of due diligence) to obtain supplies, materials, fuels or permits, or other causes or contingencies (excluding financial inability) beyond the reasonable control of Landlord or Tenant, as applicable. Landlord shall use commercially reasonable efforts to provide Tenant with prompt notice of any Unavoidable Delays.
(m)    Capitalized terms not otherwise defined in this Tenant Work Letter shall have the definitions set forth in the Lease; provided, however, all references to Premises and Building shall mean the Substitute Premises and the 161 Building, respectively, and all references to the Lease shall mean the Lease, as modified by the First Amendment.
2.    Plans and Construction. Landlord and Tenant shall comply with the procedures set forth in this Paragraph 2 in preparing, delivering and approving matters relating to the Tenant Improvements. Tenant acknowledges that the Tenant Improvements will be subject to the specifications set forth on Schedule 6 to this Exhibit B.
(a)    Approved Plans and Working Drawings for Tenant Improvements. Tenant shall promptly and diligently work with the Architect to cause to be prepared and delivered to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord) proposed schematic plans and outline specifications for the Tenant Improvements. Following mutual approval of such proposed schematic plans and outline specifications by Landlord and by Tenant (as so approved, the “Approved Schematic Plans”), Tenant shall then work with the Architect to cause to be prepared, promptly and diligently (assuming timely delivery by Landlord of any information and decisions required to be furnished or made by Landlord in order to permit preparation of final working drawings, all of which information and decisions Landlord will deliver

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promptly and with reasonable diligence), and delivered to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord) final detailed working drawings and specifications for the Tenant Improvements, including (without limitation) any applicable life safety, mechanical, electrical and plumbing working drawings and final architectural drawings (collectively, “Final TI Working Drawings”), which Final TI Working Drawings shall substantially conform to the Approved Schematic Plans. Upon receipt from Tenant of proposed schematic plans and outline specifications, proposed Final TI Working Drawings, any other plans and specifications, or any revisions or resubmittals of any of the foregoing, as applicable, Landlord shall promptly and diligently (and in all events within 10 business days after receipt in the case of an initial submittal of schematic plans and outline specifications or proposed Final TI Working Drawings, and within 7 business days after receipt in the case of any other plans and specifications or any revisions or resubmittals of any of the foregoing) either approve such proposed schematic plans and outline specifications or proposed Final TI Working Drawings, as applicable, or set forth in writing with particularity any changes necessary to bring the aspects of such proposed schematic plans and outline specifications or proposed Final TI Working Drawings into a form which will be reasonably acceptable to Landlord. Upon approval of the Final TI Working Drawings by Landlord and Tenant, the Final TI Working Drawings shall constitute the “Approved TI Plans,” superseding (to the extent of any inconsistencies) any inconsistent features of the previously existing Approved Schematic Plans. Tenant shall respond to any request for information or approval of plans or drawings from Landlord or Architect within five (5) business days. Tenant acknowledges that the Tenant Improvements will include the items set forth on Schedule 2 to this Exhibit B, in order to allow the Premises to achieve a LEED "Silver" certification level. Subject to its review of more detailed plans, Landlord hereby approves of the improvements shown on the preliminary plans attached hereto as Schedule 5.
(b)    Cost of Improvements. “Cost of Improvement” shall mean, with respect to any item or component for which a cost must be determined in order to allocate such cost, or an increase in such cost, to Tenant pursuant to this Tenant Work Letter, the sum of the following (unless otherwise agreed in writing by Landlord and Tenant with respect to any specific item or component or any category of items or components): (i) all sums paid to contractors or subcontractors for labor and materials furnished in connection with construction of such item or component; (ii) all costs, expenses, payments, fees and charges (other than penalties) paid to or at the direction of any city, county or other governmental or quasi-governmental authority or agency which are required to be paid in order to obtain all necessary governmental permits, licenses, inspections and approvals relating to construction of such item or component; (iii) engineering and architectural fees for services rendered in connection with the design and construction of such item or component (including, but not limited to, the Architect for such item or component and an electrical engineer, mechanical engineer, structural engineer and civil engineer, if applicable); (iv) sales and use taxes; (v) testing and inspection costs; (vi) the cost of power, water and other utility facilities and the cost of collection and removal of debris required in connection with construction of such item or component; (vii) costs for builder’s risk insurance; and (viii) all other “hard” and “soft” costs incurred in the construction of such item or component in accordance with the Approved TI Plans (if applicable) and this Tenant Work Letter; provided that the Cost of Improvements shall not include any internal or third-party costs incurred by Landlord except as provided in Section 2(e).

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(c)    Construction of Landlord's TI Work. Following completion of the Approved TI Plans, Landlord shall apply for and use reasonable efforts to obtain the necessary permits and approvals to allow construction of all Tenant Improvements. Upon receipt of such permits and approvals, Landlord shall, at Tenant's expense (subject to Landlord's payment of the Tenant Improvement Allowance), construct and complete the Tenant Improvements substantially in accordance with the Approved TI Plans, subject to Unavoidable Delays and Tenant Delays (if any). Such construction of the Tenant Improvements and Landlord’s Work shall be performed in a neat, good and workmanlike manner, free of defects, using new materials and equipment of good quality, and shall materially conform to all applicable laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto in force at the time such work is completed. Landlord shall cause Landmark Builders to bid for construction of the Tenant Improvements. All bids will be opened together with Landlord selecting the general contractor to construct the Tenant Improvements, subject to the reasonable approval of Tenant. Tenant shall also have the right to review all subcontractor competitive pricing budgets and approve all subcontractors engaged by the General Contractor.
(d)    Changes.
(i)    If Landlord determines at any time that changes in the Final TI Working Drawings or in any other aspect of the Approved TI Plans relating to any item of Landlord's TI Work are required as a result of applicable law or governmental requirements, or are required at the insistence of any other third party whose approval may be required with respect to the Tenant Improvements, or are required as a result of unanticipated conditions encountered in the course of construction, then Landlord shall promptly (A) advise Tenant of such circumstances and (B) at Tenant's sole cost and expense, subject to Landlord's payment of the Tenant Improvement Allowance, cause revised Final TI Working Drawings to be prepared by the Architect and submitted to Tenant, for Tenant's approval, which shall not be unreasonably withheld. Failure of Tenant to deliver to Landlord written notice of disapproval and specification of such required changes on or before any deadline reasonably specified by Landlord (which shall not be less than three (3) business days after delivery thereof to Tenant) shall constitute and be deemed to be a Tenant Delay to the extent Landlord is delayed in completing Landlord’s TI Work.
(ii)    If Tenant at any time desires any changes, alterations or additions to the Final TI Working Drawings, or modifications to Landlord's base building delivery conditions, Tenant shall submit a detailed written request to Landlord specifying such changes, alterations or additions (a "Tenant Change Request"). Upon receipt of any such request, Landlord shall promptly notify Tenant of (A) whether the matters proposed in the Tenant Change Request are approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord), (B) Landlord's estimate of the number of days of delay, if any, which shall be caused in the construction of the Tenant Improvements by such Tenant Change Request if implemented (including, without limitation, delays due to the need to obtain any revised plans or drawings and any governmental approvals), and (C) Landlord's estimate of the increase, if any, which shall occur in the cost of design, permitting, project management and construction of the Tenant Improvements affected by

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such Tenant Change Request if such Tenant Change Request is implemented (including, but not limited to, any costs of compliance with laws or governmental regulations that become applicable because of the implementation of the Tenant Change Request). If Landlord approves the Tenant Change Request and Tenant notifies Landlord in writing, within three (3) business days after receipt of such notice from Landlord, of Tenant's approval of the Tenant Change Request (including the estimated delays and cost increases, if any, described in Landlord's notice), then Landlord shall cause such Tenant Change Request to be implemented and Tenant shall be responsible for all actual costs or cost increases resulting from or attributable to the implementation of the Tenant Change Request, and any delays resulting therefrom shall be deemed to be a Tenant Delay (subject to Landlord's payment of the Tenant Improvement Allowance). If Tenant fails to notify Landlord in writing of Tenant's approval of such Tenant Change Request within said three (3) business day period, then such Tenant Change Request shall be deemed to be withdrawn and shall be of no further effect.
(e)    Project Management. Unless and until revoked by Landlord by written notice delivered to Tenant, Landlord hereby (i) delegates to Project Manager the authority to exercise all approval rights, supervisory rights and other rights or powers of Landlord under this Tenant Work Letter with respect to the design and construction of the Tenant Improvements, and (ii) requests that Tenant work with Project Manager with respect to any logistical or other coordination matters arising in the course of construction of the Tenant Improvements, including monitoring Tenant's compliance with its obligations under this Tenant Work Letter and under the Lease with respect to the design and construction of the Tenant Improvements. Tenant acknowledges the foregoing delegation and request, and agrees to cooperate reasonably with Project Manager as Landlord's representative pursuant to such delegation and request. Fees and charges of Project Manager for such services shall be at Tenant's sole expense, subject to Landlord's payment of the Tenant Improvement Allowance. Such fees shall be equal to 2.65% of all funds the Tenant Improvement Allowance or Additional Tenant Improvement Allowance used in connection with the construction of the Tenant Improvements, and 2% of any additional funds provided by Tenant for such construction.
3.    Completion.
(a)    When Landlord receives written certification from Architect that construction of all of the Tenant Improvements and Landlord's Work has been completed in accordance with the Approved TI Plans and Section 3(e) below (except for Punch List Work), Landlord shall prepare and deliver to Tenant a certificate signed by Landlord, Architect and General Contractor (the "Substantial Completion Certificate") (i) certifying that the construction of the Tenant Improvements and Landlord's Work has been substantially completed in a good and workmanlike manner in accordance with the Approved TI Plans and Section 3(e) below in all material respects, subject only to completion of Punch List Work, and specifying the date of that completion, and (ii) certifying that the Tenant Improvements and Landlord's Work comply in all material respects with all laws, rules, regulations, codes, ordinances, requirements, covenants, conditions and restrictions applicable thereto at the time of such delivery. Upon receipt by Tenant of the Substantial Completion Certificate and tender of possession of all of the Premises by Landlord to Tenant, and receipt of any certificate of occupancy or its legal equivalent, or other required sign-

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offs from any applicable governmental authority, allowing the legal occupancy of the Premises, the Tenant Improvements will be deemed delivered to Tenant and "Ready for Occupancy" for all purposes of the First Amendment (subject to Landlord's continuing obligations with respect to any Punch List Work, and to any other express obligations of Landlord under the Lease or this Tenant Work Letter with respect to such Tenant Improvements).
(b)    Immediately prior to delivery of the Substantial Completion Certificate for the Tenant Improvements and Landlord's Work, Project Manager or other representatives of Landlord shall conduct one or more "walkthroughs" of the Building with Tenant and Tenant's representatives, to identify any items of Punch List Work that may require correction and to prepare a joint punch list reflecting any such items, following which Landlord shall diligently complete the Punch List Work reflected in such joint punch list. The Punch List Work shall be attached to the Substantial Completion Certificate, and shall not include damage caused by Tenant or any of Tenant's agents in connection with any work performed by Tenant in the Premises, or required as a result of Tenant's move-in to the Premises. At any time within thirty (30) days after delivery of such Substantial Completion Certificate, Tenant shall be entitled to submit one or more lists to Landlord supplementing such joint punch list by specifying any additional items of Punch List Work to be performed on the applicable Tenant Improvements and Landlord's Work, and upon receipt of such list(s), Landlord shall diligently complete such additional Punch List Work. Promptly after Landlord provides Tenant with the Substantial Completion Certificate and completes all applicable Punch List Work for the Building, Landlord shall cause the recordation of a Notice of Completion (as defined in the California Civil Code) with respect to the Tenant Improvements.
(c)    All construction, product and equipment warranties and guaranties obtained by Landlord with respect to the Tenant Improvements and Landlord's Work in the Premises shall, to the extent reasonably obtainable, include a provision that such warranties and guaranties shall also run to the benefit of Tenant, and Landlord shall cooperate with Tenant in a commercially reasonable manner to assist in enforcing all such warranties and guaranties for the benefit of Tenant.
(d)    Notwithstanding any other provisions of this Tenant Work Letter or of the Lease, if Landlord is delayed in substantially completing any of the Tenant Improvements as a result of any Tenant Delay, then notwithstanding any other provision of the Lease to the contrary, the Premises shall be deemed to have been Ready for Occupancy on the date the Premises would have been Ready for Occupancy absent such Tenant Delay.
(e)    Notwithstanding any other provisions of this Tenant Work Letter or of the Lease or First Amendment, Landlord shall be responsible, at Landlord's sole cost and expense, and without deduction from the Tenant Improvement Allowance, to construct and deliver the Base Building and "Warm Shell" components of the Premises (“Landlord’s Work”), which shall consist of the items set forth on Schedule 1 to this Exhibit B (the "Warm Shell Schedule").
(f)    Construction of Additional Base Building Items. To the extent that the Final TI Working Drawings contain any structural items, or items which would not reasonably categorized as "normal tenant improvements" under applicable GAAP standards (the "Additional Base Building Items"), then such Additional Base Building Items shall not be constructed as a part of the Landlord's TI Work or the Tenant Improvements, but instead will be constructed by Landlord

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as a part of the Landlord's Work. The cost of construction of the Additional Base Building Items (the "Additional Base Building Costs") shall be borne by Landlord, provided that the amount of the Tenant Improvement Allowance shall be reduced by the amount of the Additional Base Building Costs. Landlord shall have the right to disapprove any aspect of the Final TI Working Drawing that would result in Additional Base Building Costs in excess of the then remaining Tenant Improvement Allowance, so that, while the Tenant Improvement Allowance may be reduced, under no circumstances would Tenant be required to pay for any Additional Base Building Items with its own funds.
4.    Payment of Costs.
(a)    Tenant Improvement Allowance. Subject to any restrictions, conditions or limitations expressly set forth in this Tenant Work Letter or in the Lease or as otherwise expressly provided by mutual written agreement of Landlord and Tenant, the cost of construction of the Tenant Improvements shall be paid or reimbursed by Landlord up to a maximum amount equal to $145 per RSF of the Premises (i.e. $21,462,900.00) (the "Tenant Improvement Allowance"), which amount is being made available by Landlord to be applied towards the Cost of Improvements for the construction of the Tenant Improvements in the Premises. Tenant shall be responsible, at its sole cost and expense, for payment of the entire Cost of Improvements of the Tenant Improvements in excess of the Tenant Improvement Allowance, including (but not limited to) any costs or cost increases incurred as a result of delays (unless caused by Landlord), governmental requirements or unanticipated conditions (unless caused by Landlord), and for payment of any and all costs and expenses relating to any alterations, additions, improvements, furniture, furnishings, equipment, fixtures and personal property items which are not eligible for application of Tenant Improvement Allowance funds under the restrictions expressly set forth below in this paragraph, but Tenant shall be entitled to use or apply the entire Tenant Improvement Allowance toward the Cost of Improvements of the Tenant Improvements (subject to any applicable retentions, restrictions, conditions, limitations, reductions or charges set forth in the Lease or in this Tenant Work Letter) prior to expending any of Tenant’s own funds for the Tenant Improvements. The funding of the Tenant Improvement Allowance shall be made on a monthly basis or at other convenient intervals mutually approved by Landlord and Tenant and in all other respects shall be based on such commercially reasonable disbursement conditions and procedures as Landlord, Project Manager and Landlord’s lender (if any) may reasonably prescribe. Notwithstanding the foregoing provisions, under no circumstances shall the Tenant Improvement Allowance or any portion thereof be used or useable by Tenant for any moving or relocation expenses of Tenant, or for any Cost of Improvement (or any other cost or expense) associated with any moveable furniture or trade fixtures, personal property or any other item or element which, under the applicable provisions of the Lease, will not become Landlord’s property and remain with the Building upon expiration or termination of the Lease. Notwithstanding anything to the contrary herein, the Tenant Improvements shall not include (and Landlord shall be solely responsible for and the Tenant Improvement Allowance shall not be used for) the following: (a) costs incurred due to the presence of any Hazardous Materials in the Premises, if any, but with respect to removal and remediation of any such Hazardous Materials, only to the extent such removal or remediation is required by Applicable Laws enforced as of the date of this First Amendment for improvements in the Premises generally (as opposed to the specific Tenant Improvements) and to the extent the same required in order to allow Tenant to obtain a

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certificate of occupancy or its legal equivalent, for the Premises for the Permitted Use assuming a normal and customary office occupancy density; (b) costs to bring the Project into compliance with Applicable Laws to the extent required in order to allow Tenant to obtain a certificate of occupancy or its legal equivalent, for the Premises for the Permitted Use assuming a normal and customary office occupancy density; (c) construction costs in excess of the final contract amount in the contract with the General Contractor, as approved by Tenant (not to be unreasonably withheld), except for increases set forth in approved change orders; and (d) wages, labor and overhead for overtime and premium time unless approved by Tenant (which approval shall not be unreasonably withheld, conditioned or delayed);.
(b)    Additional TI Allowance. In addition to the Tenant Improvement Allowance, Tenant shall have the right, by written notice to Landlord given on or before December 31, 2019, to use up to $30.00 per RSF of the Premises (i.e., up to $4,440,600.00) (the "Additional TI Allowance") towards the payment of the costs of the Tenant Improvement Allowance Items. In the event Tenant exercises its right to use all or any portion of the Additional TI Allowance, Tenant shall be required to pay Landlord, commencing on the date the Tenant Improvements are completed (the "Additional Payment Commencement Date"), the "Additional TI Allowance Payment," as that term is defined below, in consideration of Landlord provision of the Additional TI Allowance. The "Additional TI Allowance Payment" shall be determined as the missing component of an annuity, which annuity shall have (i) the amount of the Additional TI Allowance utilized by Tenant as the present value amount, (ii) a number equal to the number of full calendar months then remaining in the Substitute Premises Term as the number of payments, (iii) a monthly interest factor equal to seventy-five one-hundredths percent (0.75%), which is equal to nine percent (9%) divided by twelve (12) months per year, and (iv) the Additional TI Allowance Payment as the missing component of the annuity, and shall not be subject to annual escalations. Following the calculation of the Additional TI Allowance Payment, Landlord and Tenant will enter into a lease amendment in the form of Exhibit G attached to the Lease, to confirm the amount thereof.
5.    No Agency. Nothing contained in this Tenant Work Letter shall make or constitute Tenant as the agent of Landlord.
6.    Tenant Access. Provided that Tenant and its agents do not interfere with Contactor’s work in the Building and the Premises (including by the use of non-union vendors without prior coordination with Landlord), Contractor shall allow Tenant access to the Premises at least sixty (60) days before the Premises are Ready for Occupancy without payment of Rent for the purpose of Tenant installing equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises and preparing the Premises for occupancy. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.
7.    Miscellaneous. All references in this Tenant Work Letter to a number of days shall be construed to refer to calendar days, unless otherwise specified herein. In all instances where

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Landlord's or Tenant's approval is required, if no written notice of disapproval is given within the applicable time period, at the end of that period Landlord or Tenant shall be deemed to have given approval (unless the provision requiring Landlord's or Tenant's approval expressly states that non-response is deemed to be a disapproval or withdrawal of the pending action or request, in which event such express statement shall be controlling over the general statement set forth in this sentence) and the next succeeding time period shall commence. If any item requiring approval is disapproved by Landlord or Tenant (as applicable) in a timely manner, the procedure for preparation of that item and approval shall be repeated. Landlord hereby acknowledges that Tenant shall not be required to restore the initial Tenant Improvements constructed in the Premises pursuant to the terms of this Tenant Work Letter upon the termination of the Lease.
8    Time Deadlines. Tenant shall use commercially reasonable, good faith, efforts and all due diligence to cooperate with the Architect, General Contractor and Landlord to complete all phases of the construction drawings set forth in this Tenant Work Letter and the permitting process and to receive the permits as soon as possible after the execution of the. The applicable dates for approval of items, plans and drawings as described in this Tenant Work Letter are set forth and further elaborated upon in Schedule 3 to this Exhibit B attached hereto (the "Time Deadlines"), attached hereto. Tenant agrees to utilize commercially reasonable efforts to comply with the Time Deadlines.
9    Rooftop Space. Tenant hereby acknowledges that to the extent either (i) any portion of the Tenant Improvements, or (ii) any of Tenant's equipment installed in the Premises, requires a portion of the roof to be utilized by Tenant, that Tenant shall only be permitted to utilize that certain portion of the roof designated as "Zones 1 – 5" on Schedule 4 to this Exhibit B (the "Rooftop Space").

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SCHEDULE 1 TO EXHIBIT B
BASE BUILDING "WARM SHELL" DELIVERY CONDITION

The Cove at Oyster Point
Building 6
161 Oyster Point Boulevard
South San Francisco, CA 94080
Warm Shell Landlord Delivery Condition

DESCRIPTION
SITEWORK
1. Exterior hardscape and landscape, including site lighting, perimeter sidewalks, street curbs, miscellaneous site furnishings, and bio-retention basins
2. Surface parking lot
3. Bike lockers located in campus site and podium parking garage for pro rata allocation amongst Tenants
4. Campus electrical vehicle charging stations for pro rata allocation amongst Tenants
5.    Exterior amenities space including all hardscape and landscape, lighting, and recreational infrastructure (volleyball/basketball sport court, bocce ball, trellis, 2nd floor roof terrace above Building 6 garage)

6. Bus stop wind screens for local commuter shuttle service
7.    Service yard foundation, structure, covered enclosure, and waterproofing for trash containers and dedicated nitrogen storage area for allocation amongst tenants in multiple buildings subject to landlord review and approval

8. Foundation and enclosure for Landlord provided diesel powered emergency generator
9. Loading dock with recessed shipping/receiving area with two (2) hydraulic dock levelers shared between Building 6 and 7
STRUCTURE
1. Pile supported structural slab-on-grade foundation system consisting of steel-reinforced concrete auger-cast piles, pile caps, and horizontal grade beams
2. Steel superstructure consisting of steel columns, girders, beams, and concrete slab on composite metal deck, with live load capacity of 125 psf (reducible)
3. Type IB construction, code required primary structural fireproofing
4. Slab edge fire safing

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DESCRIPTION
5. Lateral seismic system utilizing buckling-restrained braced frames. Importance factor is 1.0
6. Roof deck framing with live load capacity of 20 psf
7. Mechanical platform and roof penthouse with live load capacity of 50 psf
8. Roof screen
9. Floor to floor height of 17’, all floors (podium at 14’)
10. Framed openings for Base Building utility risers
11. Stairs and stair enclosures per code requirements, including enclosure doors, handrails, and guardrails. Roof penthouse access for one (1) set of stairs
12. Window washing davit bases and arms
13. Miscellaneous metals items and/or concrete pads for Base Building equipment
ROOFING
1. 60 MIL single-ply thermoplastic polyolefin (TPO) white or gray roof membrane
2. Rigid insulation, flashing, and sealants
3. Roofing penetrations for Base Building equipment/systems
4. Walkway pads along roof perimeter, outside of screened area
EXTERIOR
1. Non load-bearing glazed aluminum curtain wall and glass fiber reinforced concrete (GFRC) panel building enclosure system
2. Building entrances and openings
3. Freight elevator access in Podium, adjacent to Service Yard
4. Service Yard overhead door at loading dock area shared between Building 6 and 7
BASE BUILDING – FIRST FLOOR
1. Podium parking area with card reader controlled lift gate and roll-up doors
2.    Build-out of Main Lobby including, but not limited to: storage room, fire rated walls, floor base, stone flooring, ceiling light fixtures & wall sconces, wall panels, and hard lid ceiling as further detailed in the base building DES drawings dated 3/23/18 sheets A4.03, A4.04, and A4.05 (See Exhibit B Schedule 7: Lobby Finish Plans)

3. One (1) B-Occupancy Chemical Storage Rooms with 1-hour fire rated assembly, depressed pit (18”), and 100% outside air ventilation 1,850 cfm total for allocation amongst tenants per lease agreement.
4. Main Electrical Room
5. Emergency Electrical Room
6. Domestic Pump Room

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DESCRIPTION
7. Fire Booster Pump Room
8. Elevator Control Room
9. Telecommunications Main Point of Entry (MPOE) Room
COMMON AREAS
1.    Service Yard/Loading Dock Area, including space for trash enclosure, nitrogen storage (for nitrogen use only; allocation subject to Landlord review approval), and generator enclosure shared between Building 6 and 7

2. Amenities Space including food service, fitness center, and recreational area (located in Building 3)
3. Roof Terrace space (located above Building 6 podium parking)
4. Stair enclosures painted at all building levels
ELEVATORS
1. Two (2) passenger elevators; 3,500 lbs., 350 fpm
2. One (1) freight elevator; 5,000 lbs., 200 fpm
3. Recessed elevator pits for three (3) elevators
4. Seismic restraints inside freight elevator
5. EPS Express Priority Service at freight elevator
TENANT AREAS
1.    Restroom Cores: one (1) set per floor including Men’s and Women’s Restrooms with (1) ADA shower each with bench and lockers, ceramic tile floors and wet walls, solid surface countertops, floor mounted metal partitions, hard lid ceiling, down lights and ADA low-flow plumbing fixtures

2. Janitor Closet – one (1) per floor
3. Stud wall framing at restroom core to underside of slab
4. Partial fire-rated assembly at restroom core to 6” above ceiling
5. Electrical Room – one (1) per floor consisting of concrete floor, unfinished drywall and taped walls, no ceiling
6. Intermediate Distribution Frame (IDF) Room – one (1) per floor consisting of concrete floor, unfinished drywall and taped walls, no ceiling
7. Landlord-maintained retractable davit arms stored in ground floor storage room.
8. Freight elevator lobby on floors 2-5
9. Finishes at common corridors on floors with multiple Tenants
10. Shaft enclosures for Base Building system risers
FIRE PROTECTION
1. Wet fire protection system: risers, distribution piping, and sprinkler heads for core areas

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DESCRIPTION
2. Primary distribution and sprinkler heads adequate for “Ordinary Hazard, Group 2” for core and shell coverage
3. Fire extinguisher cabinets at core areas
4. Fire safing at Base Building vertical penetrations, including penetrations for mechanical, electrical, and plumbing systems
PLUMBING
1. Building storm and overflow drainage system, including site underground storm sewer system and connection to storm sewer mains
2. Sand/Oil separator with connection to street
3. Domestic water service with backflow prevention and Base Building risers to Tenant spaces
4. Domestic water booster pump
5. Building lab waste consisting of underslab piping under podium parking, risers, and stubs in Tenant space
6. Lab waste sewer connection to sanitary sewer, lab waste sampling port at connection
7. Water heater on 2nd and 4th floor, inside Janitors Closet serving core Restrooms.
8. Domestic sanitary sewer connection to street
9. Main water meter and irrigation meter
10. Core restroom plumbing fixtures compliant with accessibility requirements
NATURAL GAS
1. Medium pressure natural gas service to Building
2. Natural gas riser to the roof and service to Base Building boilers
HEATING, VENTILATION, AIR CONDITIONING
1. Two (2) 100,000 cfm 100% outside air roof mounted air handlers serving Tenant lab spaces, allocation to Tenant space: standard 25,000 cfm per unit per floor (connected to standby power)
2. Two (2) 40,000 cfm supply/return roof mounted air handlers serving Tenant office spaces, allocation to Tenant space: standard 10,000 cfm per unit per floor
3. Three (3) 3,300 MBH input gas fired hot water boilers (connected to standby power)
4. Two (2) 370 ton centrifugal chillers
5. Chilled Water Pipe Risers, stubbed into tenant space. Chilled Water (Per Floor) supply & return future capped Valves 2” Chilled water stub outs not meant for 24/7 systems
6. Cooling only split system for base building MPOE Room
7. Two (2) 370 ton cooling towers

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DESCRIPTION
8. Secondary mechanical equipment, including pumps, roof ducting, piping, valves, manifolds, etc. to support Base Building mechanical systems
9. Hot water (Per Floor) Supply & return future capped valves 3”
10. Reheat coils within building lobby
11. Vertical supply air duct risers
12. Vertical return air duct risers
13. Horizontal supply air distribution: ducting, VAV terminals, equipment connections, insulation, air terminals, dampers, hangers, etc. within building lobby
14. Two (2) roof mounted dilution lab exhaust fan systems with 100,000 cfm capacity each, allocation to Tenant space: (connected to standby power)
15. Restroom exhaust for Base Building restrooms
16. Ventilation system for Base Building Electrical Room
17. Exhaust fan, side wall grille supply, and fire smoke dampers for ventilation of Base Building Electrical Rooms on each floor
18. Building Management System (BMS) for core area and Landlord infrastructure
ELECTRICAL
1. Site campus medium voltage distribution system with connection to PG&E grid
2. 5,000 amp 480/277V Base Building substation with underground primary feeder to campus main switchgear
3. One (1) 1500 kW diesel standby power generator
4. Standby power bus duct risers providing 200 amps per floor
5. Ground bar per floor connecting back to the Main Electric Room
6. Normal and Standby power available at roof for tenant utility loads
7. Automatic transfer switch for Tenant load
8. Lighting and power distribution for core areas separated from tenant loads
9. Base Building common area life safety emergency lighting/signage
10. Two (2) 4” sleeves in IDF rooms for future Tenant cell network infrastructure.
FIRE ALARM
1. Base Building fire alarm system with devices in core areas (connected to standby power)

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DESCRIPTION
2. Fire Alarm Termination Cabinet (FATC) within each Electrical Room
TELEPHONE/DATA
1. Underground local fiber optic & telephone conduit only to Main Point of Entry (MPOE) Room
2. Two (2) 4” conduit risers from MPOE to Intermediate Distribution Frame (IDF) Room on each floor
3. Sleeves for future conduit riser from IDF Rooms to the roof; Landlord approval required for usage
4.    Underground conduit to be shared with base building uses consisting of two (2) 4” conduits for campus intertie, two (2) 4” conduits for AT&T; two (2) 4” conduits for security and (1) 4” & (1) 2” conduit for Comcast.

SECURITY
1. Card access at Building entries
2. Video surveillance and intercom system at entrance and receiving doors of the Building
3. Main Lobby desk for future security operations. Security guard scope TBD

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SCHEDULE 2 TO EXHIBIT B
LEED REQUIREMENTS

The following is a list of LEED prerequisites and credits that all tenants are required to meet compliance for their associated tenant-occupied spaces beyond the current Core & Shell project scope. By signing this lease, tenants are agreeing to comply with all of the outlined requirements.

-Water Efficiency Prerequisite 1 and Credit 3, Water Use Reduction
•All toilets in the core or those that are tenant-installed shall be dual-flush toilets or “high-efficiency,” using 1.28 gallons per flush (gpf) or less.
•All urinals shall be waterless or ultra low-flow e.g., 0.125gpf or less.
•Bathroom faucets are required to have flow restrictors limiting flow to .5 gallons per minute (gpm). Kitchen and breakroom faucets to allow 2.0 gpm.

- Energy and Atmosphere Prerequisite 2, Minimum Energy Performance, and Credit 1, Optimize Energy Performance

•	Envelope must meet the following requirements:

o	Walls: U = 0.082

o	Roof: U = 0.039

o	Curtain Glazing: U = 0.27, SHGC = 0.29 (Viracon)

•	Mechanical (Based on B3) systems must comply with the following:

o	Chiller Efficiency: 0.549 kw/ton

o	Boiler Efficiency: 93%
•Plumbing (Based on B3) must comply with the following:

o	Water heater efficiency: 96%

•	Lighting requirements are as follows:

o	Office Spaces > 250 ft2: 0.75 w/sf

o	Office Spaces <= 250 ft2: 1.0 w/sf

o	Lab Spaces: 1.4 w/sf

-Energy and Atmosphere Credit 4, Enhanced Refrigerant Management

•	Tenants should specify HVAC systems that minimize refrigerant impact by avoiding refrigerants entirely or using systems that reduce their harmful impacts.

•	Tenants should not install or retain fire suppression systems with CFCs, HCFCs, or halons.

-Energy and Atmosphere Credit 5, Measurement & Verification

•	Tenants will be required to submeter

-Indoor Environmental Quality Prerequisite 1, Minimum Indoor Air Quality (IAQ) Performance
•Tenant-installed mechanical ventilation systems must meet the requirements of ASHRAE 62.1-2007 sections 4-7.

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-Indoor Environmental Quality Credit 1, Outdoor Air Delivery Monitoring
•For mechanical ventilation systems that predominantly serve densely occupied spaces (those with a design occupant density greater than or equal to 25 people per 1000 sq. ft), tenants shall install a CO2 sensor within each densely occupied space.
•For all other mechanical ventilation systems, provide an outdoor airflow measurement device capable of measuring the minimum outdoor airflow rate at all expected system operating conditions within 15 percent of the design minimum outdoor air rate.

-Indoor Environmental Quality Credit 5, Indoor Chemical and Pollutant Source Control

•	Walk off mats are installed at all building main entrances as part of the core and shell scope.

•
All rooms that contain chemicals or pollutants (such as copy rooms, photo labs, laundry, and janitorial rooms) must be built with deck-to-deck full-height walls and self-closing doors, separate ventilation systems with minimum .50 cfm/sqft exhaust fans, and containment drains for appropriate disposal of hazardous liquids

•	Tenants must also install MERV – 13 filters for all return and outside air intakes in regularly occupied mechanically ventilated spaces

-Indoor Environmental Quality Credit 6, Controllability of Systems - Thermal Comfort

•	Tenants shall provide thermal and ventilation controls for:

o	At least 50 percent of the occupants that enable adjustment to suit individual needs and preferences & all shared multi-occupant spaces where transient groups must share controls.

-Indoor Environmental Quality Credit 7, Thermal Comfort - Design

•	HVAC design must meet requirements of ASHRAE 55-2004, specifically in reference to air temperature, radiant temperature, humidity, and air speed

EXHIBIT B	BRITANNIA POINTE GRAND BUSINESS PARK [Denali Therapeutics, Inc.] [First Amendment]
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SCHEDULE 3 TO EXHIBIT B
TIME DEADLINES

The below time deadlines are required to be met in order to achieve a 5/1/19 lab occupancy and 4/1/19 office occupancy.

03/19/18	TI Design Commencement
05/14/18	Tenant Submission of Final Equipment List
05/16/18	Tenant Approval of 100% Schematic Design
06/01/18	Tenant Submission of Hazardous Materials Inventory Statement
06/28/18	Tenant Approval of 100% Design Development
08/14/18	Tenant Approval of IFP (Issue for Permit) Set

EXHIBIT B	BRITANNIA POINTE GRAND BUSINESS PARK [Denali Therapeutics, Inc.] [First Amendment]
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SCHEDULE 4 TO EXHIBIT B
ROOFTOP SPACE

EXHIBIT B	BRITANNIA POINTE GRAND BUSINESS PARK [Denali Therapeutics, Inc.] [First Amendment]
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SCHEDULE 5 TO EXHIBIT B
PRELIMINARY PLANS

EXHIBIT B	BRITANNIA POINTE GRAND BUSINESS PARK [Denali Therapeutics, Inc.] [First Amendment]
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EXHIBIT B	BRITANNIA POINTE GRAND BUSINESS PARK [Denali Therapeutics, Inc.] [First Amendment]
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EXHIBIT B	BRITANNIA POINTE GRAND BUSINESS PARK [Denali Therapeutics, Inc.] [First Amendment]
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EXHIBIT B	BRITANNIA POINTE GRAND BUSINESS PARK [Denali Therapeutics, Inc.] [First Amendment]
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EXHIBIT B	BRITANNIA POINTE GRAND BUSINESS PARK [Denali Therapeutics, Inc.] [First Amendment]
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EXHIBIT B	BRITANNIA POINTE GRAND BUSINESS PARK [Denali Therapeutics, Inc.] [First Amendment]
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SCHEDULE 6 TO EXHIBIT B
TI SPECIFICATION MANUAL
That certain "Tenant Improvement Construction Manual TI Construction Rules, Requirements, and Standards" for The Cove at Oyster Point, V3.0 April 17, 2018, containing 91 pages, which has been provided separately to Tenant.

EXHIBIT B	BRITANNIA POINTE GRAND BUSINESS PARK [Denali Therapeutics, Inc.] [First Amendment]
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